Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2021, with respect to the financial statements of TTC Healthcare, Inc. and Subsidiaries as of and for each of the years ended December 31, 2020 and 2019 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Denver, Colorado

June 25, 2021